Exhibit 1
JOINDER AGREEMENT
TO
STOCK PURCHASE AGREEMENT
     Optical Sensors Incorporated, a Delaware corporation d/b/a väsamed, with its principal place of business at 7615 Golden Triangle Drive, Suite C, Eden Prairie, Minnesota 55344 (the “Company”), and Circle F Ventures, LLC, Circle F Ventures II, LLC and the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust (the “Circle F Investors”) and Barth Investment Company II, L.P. (the “Investor”) (the Circle F Investors and Investor, collectively, the “Series C Investors”) executed a Stock Purchase Agreement (“Stock Purchase Agreement”) effective as of May 6, 2005.
     Under the Stock Purchase Agreement, the Hayden R. Fleming and LaDonna M. Fleming Revocable Trust (the “Fleming Trust”) purchased 4,607 shares of the Company’s Series C Preferred Stock (as such term is defined in the Stock Purchase Agreement). Thereafter, on July 15 and July 22, 2005, the Fleming Trust made advances totaling $350,000 to the Company (the “Advances”). Through conversion of such Advances, the Fleming Trust now desires to purchase 3,889 additional shares of the Company’s Series C Preferred Stock as set forth on Schedule A-1 attached hereto, at a purchase price of $90.00 per share pursuant to the terms of the Stock Purchase Agreement and thereby add to its share position as a party to the Stock Purchase Agreement. The Company desires to issue 3,889 shares of the Company’s Series C Preferred Stock in conversion of the Advances made by the Fleming Trust.
     The Company also desires to qualify its representations and warranties contained in Section 4 of the Stock Purchase Agreement pursuant to the Schedule of Exceptions attached hereto as Schedule B-1 and hereby makes such representations and warranties as of the date hereof for the benefit of the Fleming Trust.
     Fleming Trust hereby agrees to convert the Advances into the number of shares of the Company’s Series C Preferred Stock set forth on Schedule A-1 at a purchase price of $90.00 per share pursuant to the terms of the Stock Purchase Agreement. Fleming Trust agrees that upon conversion of the Advances any indebtedness represented thereby, including interest thereon, if any, shall be discharged and paid in full. Fleming Trust hereby explicitly affirms and acknowledges the representations and warranties set forth in Section 5 of the Stock Purchase Agreement.
     IN WITNESS WHEREOF, the Fleming Trust and the Company have executed this Joinder Agreement effective as of March ___, 2006.

HAYDEN R. FLEMING AND LADONNA M. FLEMING REVOCABLE TRUST		OPTICAL SENSORS INCORPORATED

By	/s/ Hayden R. Fleming	By	/s/ Paulita LaPlante

Hayden R. Fleming, Trustee		Paulita LaPlante, President and CEO

SCHEDULE A-1

Name of Investor	Date of Investment	Amount of Advances	Number of Shares
Hayden R. Fleming and LaDonna M. Fleming Revocable Trust	March 15, 2006	$350,000	3,889
17797 N. Perimeter Drive, Suite 105
Scottsdale, AZ 85255

Totals:		$350,000	3,889

SCHEDULE B-1
SCHEDULE OF EXCEPTIONS
     This Schedule of Exceptions is being delivered pursuant to the Stock Purchase Agreement dated May 6, 2005 (the “Purchase Agreement”). Capitalized terms not defined herein are used as defined in the Purchase Agreement. Section references are applicable to the sections of the Purchase Agreement. Any item disclosed in any section of this Schedule of Exceptions is deemed disclosed with respect to the applicable section of the Purchase Agreement and all other sections of the Purchase Agreement for which the same is fairly disclosed.
Section 4(f) — Financial Statements. The Company has no material liabilities, known or unknown, absolute, contingent or otherwise except for:
Liabilities that are set forth in the Financial Statements, the notes thereto or the SEC Reports.
Liabilities that have been incurred in the ordinary course of business since September 30, 2005.
Section 4(g) — No Material Adverse Change. There have not been any changes in the assets, properties, liabilities, financial condition, business or operations of the Company from that reflected in the Financial Statements except for:
Changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse.
The Company’s continued operating losses and negative cash flow.
On January 27, 2006, the Company filed a Certificate of Increase of Shares of Series C Preferred Stock with the Secretary of State of Delaware for the Company’s Series C Stock that increased the number of authorized shares of Series C Stock from 115,000 to 166,666.
On February 6, 2006, the Company commenced a bridge financing, pursuant to which the Company plans to issue in a private placement convertible promissory notes in the aggregate principal amount of up to $4,500,000 (the “Notes”) with detachable warrants. The Notes bear interest at the rate of ten percent per annum until paid in full. All outstanding principal and interest on the Notes is due and payable eighteen months from the date of issuance unless converted pursuant to the Notes terms prior to such date. The Notes will be secured by a security interest in all of the Company’s assets, except for the Company’s intellectual property.
The Notes are convertible, at the option of the holders, into shares of the Company’s Series C Preferred stock (“Series C Stock”) at a conversion price of $90.00 per share (the “Conversion Price”). All outstanding principal and, at the Company’s election, accrued interest under the Notes will automatically convert into shares of Series C Stock upon (i) the closing of a private placement of equity securities of the Company in one or more transactions with gross proceeds to the Company totaling at least $5 million, before deduction of commissions and expenses, or (ii) upon an acquisition of the Company or of all or substantially all of its assets. Each share of Series C Stock by its terms is initially convertible into 40 shares of the Company’s common stock (“Common Stock”) at a conversion price of $2.25 per share. The Conversion Price of the Series C Stock is subject to adjustment as provided in the Certificate of Designation for the Series C Stock.
The Company will also issue to each purchaser of a Note a warrant to purchase 10,000 shares of Common Stock for every $100,000 in principal of the Note. The warrants are exercisable for a period of five years from the date of issuance. The initial warrant exercise price is $2.25 per share and is subject to adjustment if the Company issues securities at a price of less than $2.25 per share, subject to customary exceptions, as set forth in the warrant. The purchasers of the Notes are also entitled to demand and piggyback registration rights with respect to the shares of Common Stock underlying the Series C Stock issuable upon conversion of the Note and the Common Stock issuable upon exercise of the warrants.
In connection with the bridge financing, the Company executed an Agency Agreement with Fleming Securities, Inc. (the “Agent”) and agreed to: (i) pay the Agent, a selling commission equal to 10% of the gross proceeds from the sales of the Notes and warrants sold in this bridge financing; (ii) sell to the Agent, for nominal consideration, ten-year warrants to purchase Common Stock at 120% of the exercise price of the warrants sold in this bridge financing, a number of shares of Common Stock equal to 10% of the number of shares of Common Stock that may be purchased pursuant to warrants sold in this bridge financing; (iii) pay the Agent a non-accountable expense allowance equal to 3% of the gross proceeds from sales of Notes and warrants in this bridge financing; and (iv) reimburse the Agent for its accountable expenses of this bridge financing not to exceed $50,000.
Section 4(k) — Litigation. See disclosure contained in Section 4(g).
Section 4(m) - Brokers or Finders. The Company has issued to Fleming Securities, Inc. a 5-year warrant or warrants, as the case may be, to purchase 300,084 shares of common stock with respect to an initial investment and conversions totaling $6,751,909.31. Also, with respect to additional purchases of Series C Preferred Stock under the Stock Purchase Agreement, the Company has agreed to issue Fleming Securities, Inc. a warrant or warrants for a number of shares of common stock equal to 10% of the shares issuable upon conversion of the Series C Preferred Stock sold through Fleming Securities, Inc. to Investors, at an exercise price equal to $2.70 per share. To date, The Company has issued Fleming Securities a 5-year warrant for 13,336 shares of the Company’s common stock, par value $0.01, at a per share exercise price of $2.70. As of March 15, 2005 Fleming Securities earned, but had not been issued, additional warrants to purchase 102,228 shares of common stock at that exercise price.